The American Funds Income Series 333 South Hope Street Los Angeles, California 90071 Telephone (213) 486-9200 Fax (213) 486-9455

February 28, 2011

Because the electronic format for filing Form N-SAR does not provide adequate space for responding to Items 72DD1 and 72DD2, 73A1 and 73A2, 74U1 and74U2, and 74V1 and 74V2, complete answers are as follows:

Item 72DD1 and 72DD2
Total income dividends for which record date passed during the period

Share Class	Total Income Dividends (000’s omitted)
Class A	$123,596
Class B	$5,952
Class C	$12,293
Class F1	$5,043
Class F2	$1,567
Total	$148,451
Class 529-A	$4,168
Class 529-B	$462
Class 529-C	$1,582
Class 529-E	$238
Class 529-F1	$281
Class R-1	$300
Class R-2	$4,189
Class R-3	$4,258
Class R-4	$4,016
Class R-5	$2,817
Class R-6	$16,176
Total	$38,487

Item 73 A1 and 73A2
Distributions per share for which record date passed during the period

Share Class	Dividends from Net Investment Income
Class A	$0.3883
Class B	$0.2804
Class C	$0.2733
Class F1	$0.3844
Class F2	$0.4212
Class 529-A	$0.3778
Class 529-B	$0.2636
Class 529-C	$0.2643
Class 529-E	$0.3372
Class 529-F1	$0.4075
Class R-1	$0.2720
Class R-2	$0.2741
Class R-3	$0.3333
Class R-4	$0.3821
Class R-5	$0.4250
Class R-6	$0.4324

Item 74U1 and 74U2
Number of shares outstanding

Share Class	Shares Outstanding (000’s omitted)
Class A	331,309
Class B	18,104
Class C	45,348
Class F1	13,939
Class F2	4,503
Total	413,203
Class 529-A	11,890
Class 529-B	1,583
Class 529-C	6,443
Class 529-E	784
Class 529-F1	792
Class R-1	1,393
Class R-2	16,346
Class R-3	13,624
Class R-4	11,284
Class R-5	9,085
Class R-6	43,683
Total	116,907

Item 74V1 and 74V2
Net asset value per share (to nearest cent)

Share Class	Net Asset Value Per Share
Class A	$14.76
Class B	$14.76
Class C	$14.76
Class F1	$14.76
Class F2	$14.76
Class 529-A	$14.76
Class 529-B	$14.76
Class 529-C	$14.76
Class 529-E	$14.76
Class 529-F1	$14.76
Class R-1	$14.76
Class R-2	$14.76
Class R-3	$14.76
Class R-4	$14.76
Class R-5	$14.76
Class R-6	$14.76